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[CODE HENNESSY & SIMMONS LLC LOGO]
                                  10 South Wacker Drive   312.876.1840 Telephone
                                  Suite 3175              312.876.3854 Facsimlie
                                  Chicago, Illinois 60606  www.chsonline.com


May 30, 2000

Precise Holding Corporation
c/o Mr. William L. Remley
President and Chief Executive Officer
Mentmore Holdings Corporation
680 Fifth Avenue, 8th Floor
New York, NY 10019-5429

Gentlemen:

Code, Hennessy & Simmons IV, L.P. ("CHS") is pleased to present this offer to acquire the stock of Precise Holding Corporation ("Precise" or the "Company") through a merger. Based upon the information contained in the Confidential Information Memorandum prepared by First Union Securities, Inc. (the "CIM"), our meetings and discussions with Company management, tours of three of the Company's facilities and completion of the European Acquisition as identified in the CIM (the "European Acquisition"), CHS is pleased to propose a total valuation for the Company of $167.0 million of consideration (the "Merger Consideration") to be paid at closing. CHS hereby offers the following terms for the merger:

CONSIDERATION
-------------


   o A newly formed corporation ("Newco") formed by CHS and certain members of Precise management (the "Management Group") will form a new corporation. Through the merger mechanics described in your draft merger agreement, Newco would become the sole shareholder of the Company and the Company's equity holders would receive their pro rata portions of the Merger Consideration, after satisfying the Company's obligations as described herein. Following closing, Newco intends to do business as Precise Technology, Inc. using the Company's trade names and trade styles. Newco would be operated as a stand-alone company.

   o The Merger Consideration would be increased by any cash balances as of closing and would be reduced by any assumed indebtedness for borrowed money including, but not limited to, capitalized lease obligations and indebtedness for borrowed money including the Company's outstanding bond obligations.

   o The Merger Consideration would be increased or decreased, as the case may be, by a mutually acceptable working capital adjustment. The amount of the working capital adjustment would be estimated by CHS and the Company as of the closing and finally adjusted pursuant to a post-closing audit.

   o  The Merger Consideration would be payable as follows:

      -- $161.0 million (as adjusted by the cash, indebtedness, and estimated working capital in place at closing) would be paid in cash;

      -- $5.0 million would be paid in the form a promissory note mutually agreeable to the parties; and

      -- $1.0 million would be paid in the form of cash earn-out determined on a straight line basis, with nothing payable if EBITDA is below $25.0 million and $1.0 million payable if EBITDA exceeds $27.335 million.

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[CODE HENNESSY & SIMMONS LLC LOGO]

Letter to Precise Holding Corporation
May 30, 2000
Page 2

OTHER TERMS AND CONDITIONS
--------------------------

Additional terms and conditions of the Merger include the following:

   o The Merger would be contingent upon the negotiation and execution of a mutually satisfactory definitive binding merger agreement and related documentation (collectively, the "Merger Agreement"). The Merger Agreement would be executed on or before June 9, 2000, and would provide for a targeted closing on June 30, 2000 (or earlier if the parties otherwise agree), but in no event later than July 10, 2000.

   o The completion of the Merger would be conditioned upon (i) the consummation of a tender offer for all of the Company's 11 1/8% Senior Subordinated Notes due 2007 (the "Notes") subject to the receipt of funds sufficient for such purpose from the proceeds of the financing referred to in the preceding paragraph, pursuant to which at least a majority of the aggregate outstanding principal amount of the Notes shall have been tendered, and (ii) the procurement of the consent of the requisite principal amount of the Notes to allow the Company to amend the indenture governing the Notes in a manner satisfactory to CHS, which amendment would be effective as of the Closing with respect to those Notes (if any) which are not tendered and repaid at the Closing.


   o The completion of the Merger would be conditioned upon receipt of all other required governmental, regulatory and third party approval and consents.

By accepting this letter, the Company agrees that until July 10, 2000 (unless mutually extended), if CHS complies with the time schedule described in this letter, neither the shareholders of the Company nor the Company will solicit, negotiate or accept other offers to acquire or merge any of the stock of Precise or its subsidiaries or any of the assets of Precise or its subsidiaries outside the normal course of business, nor will the shareholders of the Company or the Company provide information with respect to, or discuss any aspect of the Company or the terms of this proposed transaction to or with any third party that is a potential purchaser or merger candidate of Precise or its assets. During this period, the shareholders of the Company and the Company will work exclusively with CHS and will provide CHS and its advisors and personnel with reasonable access to the books, records, properties and personnel of the Company.

Notwithstanding anything to the contrary contained herein, except for the provisions of the preceding paragraph which are intended to be legally binding, this letter shall represent a non-binding letter of intent between the parties and neither CHS, Newco, the Company nor the shareholders of the Company shall be liable hereunder in the event that the Merger Agreement is not executed. This letter, when fully executed, supersedes the letter of intent between the parties dated May 16, 2000.


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[CODE HENNESSY & SIMMONS LLC LOGO]

Letter to Precise Holding Corporation
May 30, 2000
Page 3

CHS is prepared to commit substantial time and resources to ensure that this transaction is completed in an expeditious manner. If you need any additional information on CHS or desire clarification on any point in this letter, please do not hesitate to contact us (312) 876-1840.

Sincerely,

Code, Hennessy & Simmons IV, L.P.

By: CHS Management IV, L.P.
    Its General Partner

    By: Code Hennessy & Simmons LLC
        Its General Partner

        By:  /s/ Brian P. Simmons
           -------------------------
             Brian P. Simmons
             Partner


AGREED AND ACCEPTED
-------------------

Precise Holding Corporation

By: /s/ Mr. William L. Remley
   -----------------------------
    Mr. William L. Remley
    Vice Chairman